UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2011, the Board of Directors (the “Board”) of Wells Core Office Income REIT, Inc. (the “Registrant”) elected to increase the size of the Board to four members. On March 31, 2011, the Board appointed John C. Alexander, III to serve as an independent director of the Registrant. Mr. Alexander will serve as a member of the Audit and Conflicts Committees.

Mr. Alexander, 59, currently serves as Vice Chairman and Partner of Rainmaker Group Holdings, a software company specializing in revenue optimization solutions for apartments and hotels, a position he has held since November 2010. Prior to joining Rainmaker Group Holdings, Mr. Alexander served as Chief Executive Officer of NextLevel Strategies, LLC, a consulting/private equity firm he founded in 2002. From 1987 to 2002, Mr. Alexander was the Chief Executive Officer of BCD Travel (formerly WorldTravel BTI), a business travel company co-founded by Mr. Alexander. While at BCD Travel, Mr. Alexander co-founded the travel technology firm, TRX, Inc., and served as its Chairman of the Board. Mr. Alexander previously served as the Chief Financial Officer and Executive Vice President of Noro Realty Advisors, Inc. from 1983 to 1988. Mr. Alexander also has eight years of audit experience with Arthur Anderson & Co. where he was an audit manager from 1973 to 1981. While at Arthur Anderson he worked for clients in the real estate, finance, REIT, mortgage and insurance industries.

Mr. Alexander currently serves as a director for Crown Financial Ministries, FCS Urban Ministries and Living on the Edge with Chip Ingram. In 2005, he was awarded the Business Leader Award by Georgia Family Council, an award given to a businessman who has had a positive effect on families. Mr. Alexander was awarded the Ernst & Young National Entrepreneur of the Year Award for Principle Centered Leadership in 1999. He was named Master Entrepreneur of the Year for the Alabama, Georgia and Tennessee Region by Ernst & Young for 1999 and was one of three finalists for this award nationally. Mr. Alexander has also been ranked as one of the top 25 travel executives in America by Business Travel News. He was named the 1998 “Person of the Year” for Corporate Travel by Travel Agent Magazine and is one of 16 people to be inducted into the Business Travel News Hall of Fame in the last 15 years. Mr. Alexander holds a Bachelor of Arts degree in accounting from Duke University and was previously licensed as a certified public accountant in North Carolina.

Item 8.01    Other Events

On August 25, 2010, the Enforcement Department of the Financial Industry Regulatory Authority, Inc. (“FINRA”) notified Wells Investment Securities, Inc. (“WIS”), the dealer manager for the initial public offering of the common stock of Wells Core Office Income REIT, Inc. (the “Company”), that FINRA had made a preliminary determination that disciplinary action be brought against WIS for (1) using various sales materials related to the public offerings of Wells Timberland REIT, Inc., another REIT sponsored by the Company's sponsor and for which WIS also serves as dealer manager (“Wells Timberland”), that allegedly failed to comply with the content standards of FINRA's advertising rules, (2) allegedly failing to implement its supervisory system in an effective manner in order to achieve compliance with FINRA's advertising rules, and (3) allegedly failing to maintain written supervisory systems and procedures that were reasonably designed to safeguard customer information. FINRA stayed its August notification and requested additional information from WIS regarding its investigation.

On March 1, 2011, the FINRA Enforcement Department notified WIS that FINRA had made a preliminary determination to recommend that disciplinary action be brought against WIS for allegedly failing to inform FINRA that the board of directors of Wells Timberland approved the deferral of its election of REIT status. FINRA also proposed a censure of WIS and a fine. Before FINRA seeks authorization to issue a formal complaint, WIS has the opportunity to provide a statement to FINRA indicating why no disciplinary action should be brought. WIS intends to make such a submission responsive to the issues raised in both the August 2010 and March 2011 notifications on or before April 11, 2011. WIS intends to vigorously defend these charges.

While the allegations are unrelated to the Company's operations, management is unable to predict at this time the potential outcome of any such enforcement action against WIS or the potential effect such enforcement action may have on the Company's operations, if any. Because the Company is dependent on WIS in connection with its current public offering, any FINRA or other regulatory actions that could have a material adverse effect on WIS or its ability to sell the Company's shares could also potentially have a material adverse effect on the Company's financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: March 31, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer